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The Board of Directors and Stockholders
Internet Communications Corporation:

We consent to incorporation by reference in the registration statement (No. 333-35113) on Form S-8 of Internet Communications Corporation of our report dated March 22, 2000, relating to the consolidated balance sheets of Internet Communications Corporations and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998, and the eleven-month period ended December 31, 1997, which report appears in the December 31, 1999, annual report on form 10-K of Internet Communications Corporation.

KPMG LLP

Denver, Colorado
March 29, 2000